EXHIBIT 5.1

[LETTERHEAD OF MORRISON & FOERSTER LLP]

March 24, 2004

Credence Systems Corporation

1421 California Circle

Milpitas, CA 95035

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 filed by Credence Systems Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on March 24, 2004 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of up to (i) 33,201,258 shares of the Company’s common stock, $0.001 par value together with associated preferred share purchase rights (the “Common Stock”) and (ii) 203,036 shares of the Company’s non-voting convertible stock, $0.001 par value (the “Non-Voting Convertible Stock”). The Common Stock and Non-Voting Convertible Stock will be issued to the former stockholders of NPTest Holding Corporation, a Delaware corporation (“NPTest”), pursuant to the terms of that certain Agreement and Plan of Reorganization dated February 22, 2004, by and among the Company, Cataline Corporation, a Delaware corporation which is a wholly-owned subsidiary of the Company and NPTest (the “Reorganization Agreement”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the 33,201,258 shares Common Stock and 203,036 shares of Non-Voting Convertible Stock.

It is our opinion that the 33,201,258 shares Common Stock and 203,036 shares of Non-Voting Convertible Stock, which are being issued in exchange for all the outstanding stock of NPTest pursuant to the Reorganization Agreement will, when issued in the manner described in the Reorganization Agreement, be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the joint proxy/prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not thereby submit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/    MORRISON & FOERSTER LLP